Exhibit 99.1

Shake Shack Announces First Quarter 2020 Financial Results
- Total Revenue Grew 8% to $143.2 Million -
- System-wide Year-Over-Year Unit Growth of 32% -

NEW YORK, NY (Business Wire) — May 4, 2020 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the first quarter ended March 25, 2020, a period that included 13 weeks.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “I've had the privilege of leading this company through many challenging and incredible moments, but I think we'd all agree that this has been an unprecedented test for our world, and for our teams. Our message across the company has been consistent—to lead with hope, while acting on reality, and to make the necessary choices today to ensure our strength and growth continue for many years to come. Our Shack teams have been heroic, continuing to adapt our operating models and business strategy in true entrepreneurial spirit. By doubling down on our digital strategies and with increasing engagement through both our own, and third-party delivery channels, we have continued to see week-over-week improvement in sales in all regions, since the lowest point at the end of March. I am incredibly proud of how hard our team members are working to support our communities and guests during a time when providing hospitality is more important than ever."

Garutti concluded, “We continue to make disciplined adjustments to our cost structure based on reduced operations, but we’re remaining flexible and have started the rehiring process for some of our furloughed team members as our business slowly improves. It’s difficult to predict when and how quickly we will fully rebound once stay-at-home regulations are lifted, but our first priority will continue to be to keep our teams and our guests safe, as we carefully re-open Shacks. While we've paused development during this cash conservation moment, we have a number of Shacks across various levels of design and construction completion and plan to resume development as the operating and construction environment continues to stabilize. Given the actions we’ve taken to bolster our balance sheet, we are in a strong position to resume execution of our long-term strategic growth plan as we continue to come through the other side of COVID-19. You can bet that when the day comes where friends, families, coworkers, travelers and everyone in our community chooses to gather again, Shake Shack will remain a place they choose to do so."

Financial Highlights for the First Quarter 2020 compared to the First Quarter 2019:

▪	Total revenue increased 8.0% to $143.2 million.

▪	Shack sales increased 7.4% to $138.0 million.

▪	Same-Shack sales decreased 12.8%, with approximately 2% decrease in fiscal February year-to-date, and approximately 29% decrease in fiscal March.

▪	Licensed revenue increased 26.8% to $5.1 million.

▪	Shack system-wide sales increased 13.5% to $221.6 million.

▪	Operating loss of $0.8 million, which included a non-cash asset impairment charge of $1.1 million, compared to operating income of $5.2 million in the prior year first quarter.

▪	Shack-level operating profit*, a non-GAAP measure, decreased 2.4% to $26.4 million, or 19.1% of Shack sales.

▪	Net loss was $1.1 million and adjusted EBITDA*, a non-GAAP measure, decreased 20.1% to $14.3 million.

▪	Net loss attributable to Shake Shack Inc. was $1.0 million and adjusted pro forma net income*, a non-GAAP measure, was $0.8 million, or $0.02 per fully exchanged and diluted share.

▪	Twelve net system-wide Shack openings, comprised of four domestic company-operated Shacks and eight net licensed Shacks.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

COVID-19 Update
The Company remains focused on safeguarding the health of its employees, guests and communities as it navigates the challenges presented by the COVID-19 pandemic. As previously disclosed in the Company's press releases issued on April 2, 2020 and April 17, 2020, its operations have been materially impacted. Effective March 16, 2020, the Company closed all dining rooms and temporarily shifted to a "to-go" only operating model in all of its domestic company-operated Shacks. As mandated shutdowns and stay-at-home orders went into effect across the country, the Company experienced an immediate and drastic reduction in sales levels compared to the prior year.
As of April 29, 2020, 17 domestic company-operated Shacks were temporarily closed and the majority of Shacks were operating with reduced hours and in a limited capacity. As of April 29, 2020, 61 of its 120 licensed Shacks were temporarily closed, including all Shacks within Japan and domestic stadium venues. U.S. airport locations have also either fully closed or significantly slowed as air travel has diminished to a near standstill.
Despite the challenges, some positive signs have begun to emerge. Since the low point during the last week of the quarter, the Company has experienced steady increases in domestic sales driven by growth in its own digital channels and the expansion of its integrated delivery partnerships. The Company's licensed business is also starting to experience small signs of recovery with dining rooms re-opening in Korea, Hong Kong and mainland China in a limited capacity. However, there can be no assurance as to the time required to fully recover operations and sales to pre-pandemic levels. As the Company starts to plan for dining rooms to re-open domestically, albeit in a restricted and modified capacity, it will work closely with local authorities, Centers for Disease Control ("CDC") guidelines and its landlords during the process, and will clearly follow any and all social distancing and other safety restrictions and recommendations.
As the Company moves through this transition and sales ramp up, it expects to incur some labor inefficiencies as it adjusts to new protocols and operating models with a goal to remain efficient as possible while still offering safe and high quality service to its communities. The Company will also incur additional costs and investments in supplies necessary to keep its teams and guests safe, such as face coverings, gloves and additional secure packaging for all orders, directional signage and cleaning supplies, which are all expected to be ongoing for a period of time. Given the dynamic and unpredictable nature of this situation, the Company cannot reasonably estimate the impacts of COVID-19 on its financial condition, results of operations or cash flows in the future. The Company will continue to monitor the rapidly evolving situation and guidance from international and domestic authorities.
Current Trends
Domestic company-operated Shacks experienced steady sales increases over the last few weeks. The following table presents information about the Company's current trends in the second quarter of 2020.

	Week Ended
(dollar amounts in thousands)	March 11	March 18	March 25	April 1	April 8	April 15	April 22	April 29
Average weekly sales	$70	$46	$24	$24	$27	$34	$45	$49

Total year-over-year sales growth (decline)	14%	(32)%	(67)%	(66)%	(62)%	(57)%	(41)%	(34)%
Same-Shack sales %	(10)%	(46)%	(73)%	(72)%	(69)%	(64)%	(50)%	(45)%
As of April 29, 2020, the Company had $246.8 million in cash and marketable securities on hand, excluding deposits in transit, foreign currency and other reconciling items.
The Company will provide more detail on the financial and operational impacts of COVID-19 during the conference call later today and in the supplemental earnings materials, which can be found in the Events & Presentations section on Shake Shack’s investor relations site.

Liquidity Update
In response to the uncertain market conditions resulting from the COVID-19 pandemic, the Company enhanced its liquidity position through several actions.

▪
In March 2020, the Company drew down the full $50.0 million available under its revolving credit facility. As of March 25, 2020, the Company was in compliance with all covenants. In May 2020, the Company entered into an amendment to its revolving credit facility that provides for a number of enhanced modifications to reflect the current and ongoing impact from COVID-19.

▪
On April 17, 2020, the Company announced an “at-the-market” equity offering program (the “ATM Program”), under which it may offer and sell shares of its Class A common stock having an aggregate price of up to $75.0 million from time to time. On April 21, 2020, the Company completed the sale of 233,467 shares of its Class A common stock pursuant to the ATM Program and received $9.8 million of proceeds, net of commissions.

▪
On April 21, 2020, the Company completed an underwritten offering of 3,416,070 shares of its Class A common stock, resulting in $135.9 million of proceeds, net of underwriting discounts and commissions.

▪	The proceeds of both the ATM and the underwritten offering were used to purchase newly-issued LLC Interests of SSE Holdings LLC.
Development Highlights
During the quarter, the Company opened four domestic company-operated Shacks, deepening its roots in New York, and further expanding in Phoenix, Dallas-Fort Worth, and San Francisco. Additionally, the Company opened nine new international licensed Shacks, which included its second Shack in Singapore and its third Shack in Mexico City.

Location	Type	Opening Date
New York, NY — 1700 Broadway	Domestic Company-Operated	12/26/2019
Hong Kong, China — Elements	International Licensed	12/26/2019
Dubai, UAE — Nakheel Mall	International Licensed	12/29/2020
Seoul, South Korea — Yeongdeungpo Time Square	International Licensed	1/4/2020
Gilbert, AZ — SanTan Village	Domestic Company-Operated	1/15/2020
Istanbul, Turkey — Metropol Mall	International Licensed	1/16/2020
Fort Worth, TX — Stockyards	Domestic Company-Operated	1/26/2020
Mexico City, MX — Plaza Satélite	International Licensed	1/29/2020
Dubai, UAE — Manar Mall	International Licensed	1/30/2020
Hong Kong, China — New Town Plaza	International Licensed	1/31/2020
San Francisco, CA — Cow Hollow	Domestic Company-Operated	2/3/2020
Singapore — Neil Road	International Licensed	2/7/2020
Seoul, South Korea —Yongsan	International Licensed	2/22/2020
During the quarter, the Company closed one international licensed Shack in Japan.
In response to COVID-19, the majority of new design and construction of future Shacks has been temporarily suspended and openings have been put on pause. There are eight Shacks that were near completion in mid-March, that the Company intends to complete and open as soon as possible.
First Quarter 2020 Review
Total revenue, which includes Shack sales and licensing revenue, increased 8.0% to $143.2 million in the first quarter of 2020, from $132.6 million in the first quarter of 2019. Shack sales for the first quarter of 2020 were $138.0 million compared to $128.6 million in the same quarter last year, an increase of $9.5 million, or 7.4%, due primarily to the opening of 38 new domestic company-operated Shacks between the first quarter of 2019 and the first quarter of 2020, partially offset by a decline in same-Shack sales. As of March 25, 2020, 12 Shacks were temporarily closed due to COVID-19.
Same-Shack sales decreased 12.8% for the first quarter of 2020 versus an increase of 3.6% in the first quarter last year, primarily driven by the adverse impact of reduced traffic during the second half of March 2020 resulting from the COVID-19 pandemic. Same-Shack sales decreased approximately 2% during the first two months of the first quarter in 2020, and approximately 29% in fiscal March. The decrease in same-Shack sales for the quarter was primarily driven by 14.9% decrease in guest traffic partially offset by a combined increase of 2.1% in price and sales mix. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted. As of the end of the first quarter of 2020, the comparable Shack base included 90 Shacks versus 66 Shacks for the first quarter of 2019.
Average weekly sales for domestic company-operated Shacks decreased to $65,000 for the first quarter of 2020 compared to $79,000 for the same quarter last year, primarily due to the impact of COVID-19 in the second half of fiscal March. Average weekly sales was $70,000 during the first two months of the first quarter in 2020 and $56,000 in fiscal March.
Licensing revenue for the first quarter of 2020 was $5.1 million, an increase of 26.8% from $4.0 million in the same quarter last year, primarily driven by a net increase of 31 Shacks opening between March 27, 2019 and March 25, 2020, partially offset by the impacts from COVID-19. As of March 25, 2020, 37 of our 120 licensed Shacks were temporarily closed due to COVID-19.
Operating loss for the first quarter of 2020 was $0.8 million, which included a non-cash asset impairment charge of $1.1 million, compared to operating income of $5.2 million for the same prior-year period. Operating margin decreased 440 basis points to (0.5)%. Shack-level operating profit, a non-GAAP measure, decreased 2.4% to $26.4 million for the first quarter of 2020 from $27.0 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 190 basis points from the prior year quarter, to 19.1%. These decreases were primarily due to sales deleverage resulting from the impact of COVID-19 partially offset by favorable food and paper costs. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $16.2 million for the first quarter of 2020 from $13.9 million in the same quarter last year. This was primarily due to our investment across the business, particularly an increase in headcount to support our strategic growth plan, and increased investments in technology and marketing. As a percentage of total revenue, general and administrative expenses increased to 11.3% for the first quarter of 2020 from 10.5% in the first quarter last year.
Net loss for the first quarter of 2020 was $1.1 million, or 0.8% of total revenue, compared to net income of $3.6 million, or 2.7% of total revenue, for the same period last year. Net loss attributable to Shake Shack Inc. for the first quarter of 2020 was $1.0 million, or 0.7% of total revenue, compared to net income attributable to Shake Shack Inc. of $2.5 million, or 1.9% of total revenue, for the same period last year. Loss per diluted share for the first quarter of 2020 was $0.03 compared to earnings per diluted share of $0.08 for the same period last year.
Adjusted EBITDA, a non-GAAP measure, decreased 20.1% to $14.3 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 350 basis points to 10.0% compared to 13.5% for the year ago period. This decrease was primarily due to investments in general and administrative expenses as well as the decline in Shack-level operating profit. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, decreased 83.9% to $0.8 million, or $0.02 per fully exchanged and diluted share during the first quarter of 2020, compared to $4.9 million, or $0.13 per fully exchanged and diluted share during the first quarter of 2019. A reconciliation of adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2020 Outlook
Given the substantial uncertainty and subsequent material economic impact caused by the COVID-19 pandemic, the Company has withdrawn its guidance for the fiscal year ending December 30, 2020.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its first quarter 2020 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until May 11, 2020 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13700133.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.

"Average unit volume" or "AUV" for any 12-month period consist of the average annualized sales of all domestic company-operated Shacks over that period. AUV is calculated by dividing total Shack sales from domestic company-operated Shacks by the number of domestic company-operated Shacks open during that period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of Shacks open such that it corresponds to the period of associated sales. The measurement of AUV allows the Company to assess changes in guest traffic and per transaction patterns at domestic company-operated Shacks.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income (loss) before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation assets, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income (loss) before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation assets, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2020, expected operating performance for fiscal 2020, expected Shack construction and openings, expected same-Shack sales growth and trends in the Company’s operations, including statements relating to the effects of COVID-19 and the Company’s mitigation efforts. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2019 and the Current Reports on Form 8-K dated March 16, 2020 and April 17, 2020 as filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 25 2020		March 27 2019
Shack sales	$138,048	96.4%	$128,569	97.0%
Licensing revenue	5,122	3.6%	4,040	3.0%
TOTAL REVENUE	143,170	100.0%	132,609	100.0%
Shack-level operating expenses(1):
Food and paper costs	39,564	28.7%	37,991	29.5%
Labor and related expenses	41,766	30.3%	37,093	28.9%
Other operating expenses	17,779	12.9%	15,568	12.1%
Occupancy and related expenses	12,558	9.1%	10,899	8.5%
General and administrative expenses	16,191	11.3%	13,937	10.5%
Depreciation expense	11,768	8.2%	8,966	6.8%
Pre-opening costs	2,243	1.6%	2,642	2.0%
Impairment and loss on disposal of assets	2,088	1.5%	351	0.3%
TOTAL EXPENSES	143,957	100.5%	127,447	96.1%
OPERATING INCOME (LOSS)	(787)	(0.5)%	5,162	3.9%
Other income (loss), net	(93)	(0.1)%	564	0.4%
Interest expense	(112)	(0.1)%	(72)	(0.1)%
INCOME (LOSS) BEFORE INCOME TAXES	(992)	(0.7)%	5,654	4.3%
Income tax expense	87	0.1%	2,047	1.5%
NET INCOME (LOSS)	(1,079)	(0.8)%	3,607	2.7%
Less: net income (loss) attributable to non-controlling interests	(119)	(0.1)%	1,061	0.8%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(960)	(0.7)%	$2,546	1.9%
Earnings (loss) per share of Class A common stock:
Basic	$(0.03)		$0.09
Diluted	$(0.03)		$0.08
Weighted-average shares of Class A common stock outstanding:
Basic	34,444		29,563
Diluted	34,444		30,392

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)
(dollar amounts in thousands)

	March 25 2020	December 25 2019
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$87,806	$37,099
Marketable securities	$16,423	$36,508
Total assets	$1,040,008	$968,268
Total liabilities	$717,402	$646,283
Total equity	$322,606	$321,985

	Thirteen Weeks Ended
	March 25 2020	March 27 2019
SELECTED OPERATING DATA:
Same-Shack sales %	(12.8)%	3.6%
Shacks in the comparable base	90	66

Shack system-wide sales(1)	$221,580	$195,234

Average weekly sales
Domestic company-operated	$65	$79

Shack-level operating profit(2)	$26,381	$27,018
Shack-level operating profit margin(2)	19.1%	21.0%

Adjusted EBITDA(2)	$14,264	$17,844
Adjusted EBITDA margin(2)	10.0%	13.5%

Capital expenditures	$19,159	$24,985

Shack counts (at end of period):
System-wide	287	218
Domestic company-operated	167	129
Domestic licensed	22	15
International licensed	98	74

(1)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(2)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin are not necessarily equivalent to similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with GAAP financial results. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 25 2020	March 27 2019
Operating income (loss)	$(787)	$5,162
Less:
Licensing revenue	5,122	4,040
Add:
General and administrative expenses	16,191	13,937
Depreciation expense	11,768	8,966
Pre-opening costs	2,243	2,642
Impairment and loss on disposal of assets	2,088	351
Shack-level operating profit	$26,381	$27,018

Total revenue	$143,170	$132,609
Less: licensing revenue	5,122	4,040
Shack sales	$138,048	$128,569

Shack-level operating profit margin	19.1%	21.0%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before net interest, income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease costs, impairment and losses on disposal of assets, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and Adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and Adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended
(dollar amounts in thousands)	March 25 2020	March 27 2019
Net income (loss)	$(1,079)	$3,607
Depreciation expense	11,768	8,966
Interest expense, net	112	72
Income tax expense	87	2,047
EBITDA	10,888	14,692

Equity-based compensation	1,300	1,720
Amortization of cloud-based software implementation costs(1)	260	—
Deferred lease costs(2)	(330)	585
Impairment and loss on disposal of assets(3)	2,088	351
Other income related to the adjustment of liabilities under tax receivable agreement	—	(14)
Executive transition costs(4)	34	38
Project Concrete(5)	(261)	472
COVID-19 related expenses(6)	285	—
ADJUSTED EBITDA	$14,264	$17,844

Adjusted EBITDA margin(7)	10.0%	13.5%

(1)	Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within general and administrative expenses.

(2)	Reflects the extent to which lease expense is greater than or less than cash lease payments.

(3)	Includes a non-cash impairment charge of $1.1 million related to one Shack and losses on disposals of property and equipment in the normal course of business.

(4)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions.

(5)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.

(6)
Represents incremental expenses incurred as a result of the COVID-19 pandemic, including employee-related expenses and an inventory adjustment. Employee-related expenses include accelerated personal time off payments and state mandated paid sick leave. In the first quarter of 2020, we also recorded an inventory reserve for inventories that were deemed to be obsolete or slow moving.

(7)	Calculated as a percentage of total revenue which was $143.2 million and $132.6 million for the thirteen weeks ended March 25, 2020 and March 27, 2019, respectively.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (Loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net income (loss) represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings (loss) per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings (loss) attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings (loss) per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended
(in thousands, except per share amounts)	March 25 2020	March 27 2019
Numerator:
Net income (loss) attributable to Shake Shack Inc.	(960)	2,546
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	(119)	1,061
Executive transition costs(2)	34	38
Project Concrete(3)	(261)	472
COVID-19 related expenses(4)	285	—
Other income related to adjustment of liabilities under tax receivable agreement	—	(14)
Tax effect of change in tax basis related to the adoption of new accounting standards(5)	—	1,161
Income tax (expense) benefit (6)	1,819	(315)
Adjusted pro forma net income	$798	$4,949

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	34,444	30,392
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	3,144	7,539
Dilutive effect of stock options	704	—
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	38,292	37,931

Adjusted pro forma earnings per fully exchanged share—diluted	$0.02	$0.13

	Thirteen Weeks Ended
	March 25 2020	March 27 2019
Earnings (loss) per share of Class A common stock - diluted	$(0.03)	$0.08
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	0.01
Non-GAAP adjustments(7)	0.05	0.04
Adjusted pro forma earnings per fully exchanged share—diluted	$0.02	$0.13

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.

(2)	Represents fees paid in connection with the search for certain of the Company's executive and key management positions.

(3)	Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.

(4)
Represents incremental expenses incurred as a result of the COVID-19 pandemic, including employee-related expenses and an inventory adjustment. Employee-related expenses include accelerated personal time off payments and state-mandated paid sick leave. In the first quarter of 2020, we also recorded an inventory reserve for inventories that were deemed to be obsolete or slow moving.

(5)	Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the thirteen weeks ended March 27, 2019.

(6)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 185.4% and 19.5% for the thirteen weeks ended March 25, 2020 and March 27, 2019, respectively.

(7)	Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income above for further details.